Quest Investment Corporation

(formerly Bradstone Equity Partners, Inc.)

Consolidated Financial Statements

December 31, 2002

(expressed in thousands of Canadian dollars)

Auditors’ Report

To the Directors and Shareholders of Quest Investment Corporation

We have audited the consolidated balance sheet of Quest Investment Corporation (formerly Bradstone Equity Partners Inc.) as at December 31, 2002 and the statements of operations and deficit and cash flows for the year then ended. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at December 31, 2002 and the results of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles. As required by the British Columbia Company Act, we report that, in our opinion, these principles have been applied on a consistent basis.

The financial statements as at December 31, 2001 and for the two years then ended were audited by other auditors who expressed an opinion without reservation on those statements in their report dated March 12, 2002.

“PricewaterhouseCoopers LLP”

Chartered Accountants

Vancouver, Canada March 14, 2003

Quest Investment Corporation
(formerly Bradstone Equity Partners, Inc.)
Consolidated Balance Sheet
As at December 31, 2002

(expressed in thousands of Canadian dollars)

		2002	2001
		$	$

Assets

Current assets
Cash and cash equivalents		1,792	77
Accounts receivable and other		283	-
Marketable securities (note 5)		3,781	6,823
Current portion of bridge loans receivable (note 4)		12,243	-

		18,099	6,900

Investments (note 5)		3,283	-

Bridge loans receivable (note 4)		4,808	1,248

		26,190	8,148

Liabilities
Current liabilities
Accounts payable and accrued liabilities		294	218
Deferred revenue		484	-

		778	218

Shareholders’ Equity
Capital stock (note 6)		27,373	18,544

Contributed surplus (note 6)		84	617

Deficit		(2,045)	(11,231)

		25,412	7,930

		26,190	8,148

Commitments and contingencies (note 8)

Subsequent events (note 11)

Approved on behalf of the Board

“Brian Bayley”	Director	“Murray Sinclair”	Director

The accompanying notes are an integral part of these consolidated financial statements.

Quest Investment Corporation
(formerly Bradstone Equity Partners, Inc.)
Consolidated Statement of Operations and Deficit
For the year ended December 31, 2002

(expressed in thousands of Canadian dollars, except per share amounts and number of shares)

	2002	2001	2000
	$	$	$

Revenues
Interest and related fees (note 7)	1,657	141	442
Other	20	(55)	(610)

	1,677	86	(168)

Expenses
Accounting and legal	543	125	28
General and administrative	385	136	161
Management fee (note 7)	257	247	258
Officer, director and employee compensation (note 7)	400	217	103
Writedown of investments (note 7)	3,160	6,508	-

	4,745	7,233	550

Loss before other items	(3,068)	(7,147)	(718)

Other
Gain (loss) on disposal of securities (note 7)	371	(94)	(228)
Foreign exchange gain	188	63	56

	559	(31)	(172)

Loss for the year	(2,509)	(7,178)	(890)

Deficit - Beginning of year	(11,231)	(4,053)	(3,163)

Reduction of stated capital (note 6)	11,695	-	-

Deficit - End of year	(2,045)	(11,231)	(4,053)

Loss per share - basic and diluted	(0.14)	(0.88)	(0.11)

Weighted average shares outstanding	18,355,463	8,177,456	8,191,456

The accompanying notes are an integral part of these consolidated financial statements.

Quest Investment Corporation
(formerly Bradstone Equity Partners, Inc.)
Consolidated Statement of Cash Flows
For the year ended December 31, 2002

(expressed in thousands of Canadian dollars)

	2002	2001	2000
	$	$	$

Cash flows provided by (used in) from operating activities
Loss for the year	(2,509)	(7,178)	(890)
Items not affecting cash
Writedown of investments	3,160	6,508	-
(Gain) loss on sale of investments	(371)	94	228
Foreign exchange and other	(173)	(11)	554
Accrued interest on loans	(30)	(129)	(377)

	77	(716)	(485)

Changes in non-cash balances relating to operations
Accounts receivable and other	(129)	2	27
Accounts payable and accrued liabilities	(25)	192	10
Deferred revenue	484	-	-

	330	194	37

	407	(522)	(448)

Cash flows from investing activities
Purchase of securities	(2,623)	(74)	(1,127)
Proceeds on sale of securities	9,133	1,318	771
Advances on bridge loans	(18,122)	(867)	(144)
Proceeds from repayment of bridge loans	2,173	240	118
Additions to investments - other	(7)	-	-
Proceeds on sale of investments - other	176	-	-
Restricted cash	3,661	-	-
Cash acquired from arrangement (note 3)	5,835	-	-

	226	617	(382)

Cash flows from financing activities
Issuance of common shares	165	-	-
Repurchase of common shares	-	-	(38)
Share issuance costs	(428)	-	-
Notes payable	1,345	-	820

	1,082	-	782

Increase (decrease) in cash and cash equivalents	1,715	95	(48)
Cash and cash equivalents - Beginning of year	77	(18)	30

Cash and cash equivalents - End of year	1,792	77	(18)

Supplementary cash flow information
Cash paid for interest and income taxes	-	-	-
Cash received for interest	1,538	-	-

Non-cash financing and investing activities
Issue of shares pursuant to arrangement	20,255	-	-
Reduction of stated capital against deficit	11,695	-	-
Shares received as bridge loan bonuses	360	-	-
Equity investments received as extinguishment of loans receivable and
accrued interest	-	882	4,367
Equity investments transferred as extinguishment of notes payable and
accrued interest	-	840	-

The accompanying notes are an integral part of these consolidated financial statements.

Quest Investment Corporation

(formerly Bradstone Equity Partners, Inc.)

Notes to Consolidated Financial Statements

December 31, 2002

(figures in tables are expressed in thousands of Canadian dollars)

1	Nature of operations
The Company is a merchant banking organization that focuses on providing financial services, specifically bridge loans, to sma ll and mid-cap companies in North America. The Company supplements the bridge loan business by making income generating investments and equity investments in emerging companies.

On July 4, 2002, Bradstone Equity Partners, Inc. (Bradstone), Peruvian Gold Limited (Peruvian), Glenex Industries Inc. (Glenex) and Stockscape.com Technologies Inc. (Stockscape), amalgamated pursuant to a plan of arrangement, and the resulting corporation is called Quest Investment Corporation (the Company). Details of the plan of arrangement are fully described in note 3.

2	Significant accounting policies
a) Basis of presentation
These consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles and include the accounts of the Company and its wholly owned subsidiaries. The accounts of the Company’s subsidiaries are included from the date of acquisition. All intercompany balances and transactions have been eliminated. Significant differences between Canadian and US generally accepted accounting principles, as they relate to these financial statements, are described in note 10.

b) Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of these and other assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from the estimates.

c) Cash equivalents

Cash equivalents include short-term deposits, which are all highly marketable securities with a maturity of three months or less when acquired. Short-term deposits are valued at cost.

d) Investments and marketable securities

Marketable securities are recorded at the lower of cost and net realizable value. Investments are recorded at cost and are written down to estimated net realizable value if there is an other than temporary decline in value. The net realizable value of equity investments which are publicly traded is based on the quoted market price at the balance sheet date. The determination of net realizable value of equity investments that are not publicly traded is dependent upon management’s assessment of whether a provision for impairment in value is required.

(1)

Quest Investment Corporation

(formerly Bradstone Equity Partners, Inc.)

Notes to Consolidated Financial Statements

December 31, 2002

(figures in tables are expressed in thousands of Canadian dollars)

e) Bridge loans receivable

     Bridge loans are recorded on an aggregated basis at the lower of cost and estimated net realizable value. The determination of net realizable value of loans receivable that are not publicly traded is dependent upon management’s assessment of whether a provision for impairment in value is required. Cost includes current and capitalized interest outstanding.

Interest income is recorded on the accrual basis. Accrued but uncollected interest is reversed whenever loans are placed on a non-accrual basis. The Company classifies a loan as non-accrual when, in the opinion of management, there is significant doubt as to collectibility, either in whole or in part, of principal or interest. Loans where interest is contractually past due 180 days are automatically placed on a non-accrual basis unless management determines that they are both well secured and in the process of collection. Thereafter, interest income is recognized on a cash basis only after specific provisions or partial write-offs have been recovered and provided there is no further doubt to the collectibility of principal.

Loan administration fees are deferred when received and taken into income over the term of the loan.

f) Share issue costs

The costs of issuing common shares are applied to reduce the stated value of such shares.

g) Stock based compensation

The Company has adopted the new Canadian standard for accounting for stock-based compensation. As permitted by the standard, the Company has elected not to follow the fair value method of accounting for stock options granted. Under this method, no compensation expense is recognized when the options are granted pursuant to the plan.

h) Foreign currency

Monetary assets and liabilities denominated in United States dollars are translated at year-end exchange rates. Revenues and expenses are translated at the transaction date exchange rate. Foreign currency gains and losses are included in income.

i) Income taxes

The Company follows the asset and liability method for accounting for income taxes. Under this method, future income taxes are recognized for the future income tax consequences attributable to differences between the financial statement carrying values and their respective income tax base (temporary differences). The resulting changes in the net future tax asset or liability are included in income. Future tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is included in income in the period that includes the substantive enactment date. Future income tax assets are evaluated and if realization is not considered “more likely than not”, a valuation allowance is provided.

(2)

Quest Investment Corporation

(formerly Bradstone Equity Partners, Inc.)

Notes to Consolidated Financial Statements

December 31, 2002

(figures in tables are expressed in thousands of Canadian dollars)

j) Fair value of financial instruments

     The fair value of financial instruments is determined by reference to various market data and other valuation techniques as appropriate. The Company’s financial instruments consist of cash and short-term deposits, funds held in trust, accounts receivable, loans receivable, accounts payable and accruals. The fair value of financial instruments is estimated to be not materially different from the carrying value.

k) Loss per share

Loss per common share has been calculated using the weighted average number of common shares outstanding during the year. Effective January 1, 2001, the Company adopted the treasury method of calculating diluted earnings (loss) per share as recommended by the Canadian Institute of Chartered Accountants. No adjustments were required to diluted per share amounts during prior periods as a result of the adoption of this standard.

3	Business combination
On July 4, 2002, Bradstone Equity Partners, Inc. (Bradstone), Peruvian Gold Limited (Peruvian), Glenex
Industries Inc. (Glenex) and Stockscape.com Technologies Inc. (Stockscape), pursuant to a plan of arrangement (the Arrangement), amalgamated and the resulting corporation is called Quest Investment Corporation (Quest). Under the terms of the Arrangement, shareholders received Quest Class A subordinate voting (one vote per share) common shares (Quest Class A shares) on the basis of: (1) Quest Class A share for every 1.7156 common share of Peruvian, 2.2680 common shares of Glenex or 4.1387 common shares of Stockscape. In addition, outstanding options and warrants in Peruvian, Glenex and Stockscape were converted at the same ratio, resulting in 595,872 options and 96,649 warrants being issued by the Company.

These acquisitions have been accounted for using the purchase method of accounting (with Bradstone identified as the acquirer) and results of operations have been consolidated since the date of acquisition. The following is a breakdown of the net assets acquired:

	Peruvian	Glenex	Stockscape	Total
	$	$	$	$

Net assets acquired
Cash	1,626	3,062	1,147	5,835
Restricted cash	3,661	-	-	3,661
Accounts receivable	14	129	11	154
Investments	2,137	300	6,144	8,581
Other assets	1,945	179	-	2,124
Accounts payable	-	(68)	(32)	(100)

Acquisition cost	9,383	3,602	7,270	20,255

(3)

Quest Investment Corporation

(formerly Bradstone Equity Partners, Inc.)

Notes to Consolidated Financial Statements

December 31, 2002

(figures in tables are expressed in thousands of Canadian dollars)

$

Consideration
Issuance of 20,254,613 Class A subordinate voting shares	20,095
Issuance of options exercisable into 595,872 Class A
subordinate voting shares	155
Issuance of warrants exercisable into 96,649 Class A
subordinate voting shares	5

20,255

4	Bridge loans receivable
Bridge loans and promissory notes bear interest at various rates and are collateralized and\or supported by guarantees. All amounts are payable on terms of up to 18 months. As at December 31, 2002, bridge loans receivable are denominated in the currencies of both Canada and United States. Of the total, $12,166,701 (US$7,712,158) is denominated in United States dollars and the remaining of $4,884,669 is denominated in Canadian dollars. There were no loan write-offs or impairments in 2002 (2001 - $nil).

	Loans receivable are comprised of:

		2002	2001
		$	$

	Bridge loans and promissory notes (note 7)	17,051	1,248
	Less: Current portion	12,243	-

		4,808	1,248

5	Investments and marketable securities

	Investments comprise:

		2002	2001
		$	$

	Publicly traded companies - quoted market value $10,034	3,283	-

			(4)

Quest Investment Corporation

(formerly Bradstone Equity Partners, Inc.)

Notes to Consolidated Financial Statements

December 31, 2002

(figures in tables are expressed in thousands of Canadian dollars)

Marketable securities comprise:

	2002	2001
	$	$

Publicly traded companies - quoted market value $3,433,000
(note 7)	3,171	4,529
Private companies	-	2,294
Other	610	-

	3,781	6,823

6

Capital stock
a) Authorized
100,000,000 Class A Subordinate voting shares
100,000,000 Class B Multiple voting shares (5 votes per share)

100,000,000 First preferred shares

 100,000,000 Second preferred shares

b) Issued and outstanding

	Number of	Amount
	shares	$
Class A subordinate voting shares
Balance - December 31, 2001 and 2000	4,109,690	9,319

Issued for cash on exercise of stock options	227,649	240
Issued pursuant to arrangement (note 3)	20,254,613	20,095
Less: share issuance costs	-	(428)
Reduction of stated capital against deficit	-	(5,566)

Balance - December 31, 2002	24,591,952	23,660

Class B multiple voting shares
Balance - December 31, 2001 and 2000	4,067,766	9,225
Reduction of stated capital against deficit	-	(5,512)

Balance - December 31, 2002	4,067,766	3,713

Balance - December 31, 2002	28,659,718	27,373

(5)

Quest Investment Corporation

(formerly Bradstone Equity Partners, Inc.)

Notes to Consolidated Financial Statements

December 31, 2002

(figures in tables are expressed in thousands of Canadian dollars)

As a result of the Arrangement described in note 3, the Company has recorded a reduction in its stated capital of $11,695,000 which was an amount equal to it’s deficit as of June 30, 2002. Accordingly, the stated value of the Class A subordinate voting shares, the Class B multiple voting shares and contributed surplus has been reduced by $5,566,000, $5,512,000 and $617,000, respectively.

c)	Contributed surplus

		Stated value
		$

	Balance December 31, 2001 and 2000	617

	Add: Fair value of stock options and warrants issued pursuant
	to arrangement (note 3)	160
	Deduct:
	Fair value of stock options exercised	(76)
	Reduction of stated capital	(617)

	Balance - December 31, 2002	84

d)	Stock options

			Weighted
			average
		Number of	exercise price
		stock options	per share
			$

	Class A subordinate voting shares

	Outstanding - December 31, 2001 and 2000	250,000	1.41
	Issued pursuant to arrangement (note 3)	595,872	1.00
	Exercised	(227,649)	0.72
	Granted	-	-
	Cancelled	(385,069)	1.58

	Outstanding - December 31, 2002	233,154	0.77

Stock options outstanding are all exercisable, expire on April 12, 2004 and have a weighted average life remaining of 1.28 years.

(6)

Quest Investment Corporation

(formerly Bradstone Equity Partners, Inc.)

Notes to Consolidated Financial Statements

December 31, 2002

(figures in tables are expressed in thousands of Canadian dollars)

e) Warrants

		Weighted
		average
	Number of	exercise price
	warrants	per share
		$

Class A subordinate voting shares

Outstanding - December 31, 2001 and 2000	-	-
Issued pursuant to arrangement (note 3)	96,649	2.07

Outstanding - December 31, 2002	96,649	2.07

Warrants outstanding expire on June 30, 2003 and have a weighted average life remaining of 0.5 years.

7	Related party transactions
a) Prior to the Arrangement, Stockscape and Glenex had entered into Services Agreement with Quest Management Corp. (QMC), a company related by virtue of certain officers and directors in common.
Under these agreements, Stockscape and Glenex agreed to pay QMC a fee aggregating $8,500 per month plus expenses for office space, supplies, and accounting services. During the year ended December 31, 2002, $51,000 (2001 - $nil) was charged by QMC.

b) Prior to the Arrangement, Peruvian had provided a US$2.4 million guarantee to a financial institution for an outstanding loan of A&E Capital Funding Inc. (A&E), a company related by virtue of certain officers and directors in common. During the current year, the Company completed a loan to A&E, thus eliminating the guarantee provided by Peruvian.

c) Prior to the Arrangement, the Company was paying A&E a management fee equal to 1.5% of assets under administration less certain recoverable amounts. For the year ended December 31, 2002, the Company paid A&E fees of $257,000 (2001 - $247,000). The Company terminated this agreement effective June 30, 2002 and paid A&E a termination fee of $179,000.

d) Bridge loans and promissory notes includes $4,808,000 (2001 - $1,248,000) in amounts due from related parties by virtue of certain officers and directors in common. During the year ended December 31, 2002, the Company received $231,000 (2001 - $124,000) in interest and fees from related parties by virtue of certain officers and directors in common.

(7)

Quest Investment Corporation

(formerly Bradstone Equity Partners, Inc.)

Notes to Consolidated Financial Statements

December 31, 2002

(figures in tables are expressed in thousands of Canadian dollars)

e) Shares in publicly traded companies includes $2,466,000 (2001 - $4,318,000) of shares held in companies related by virtue of certain officers and directors in common. During the year ended December 31, 2002, the Company recorded a gain on disposal of securities of $644,000 (2001 - $nil) from related parties by virtue of certain officers and directors in common. Included in writedown of investments during the current year of $870,000 ((2001 - $2,357,000) in a Company related by virtue of certain officers and directors in common.

f) Officer, director and employee compensation expense includes $136,000 (2001 - $103,000) in consulting fees paid to three (2001 - two) directors of the Company for the year ended December 31, 2002.

8	Commitments and contingencies
a) On March 22, 2002, the Company and other parties were named as defendants in a lawsuit filed in the Supreme Court of British Columbia. The plaintiff has claimed approximately $410,000 plus interest due for consulting services. Management intends to fully defend this claim. Accordingly, no provision has been made for this claim in the consolidated financial statements. The ultimate outcome of this claim is not determinable at the time of issue of these consolidated financial statements and the costs, if any, will be charged to income in the perio d(s) in which they are finally determined.

b) Prior to the Arrangement, Glenex had entered into an office rental lease. During 2003 and 2004, the Company has future minimum lease payments of $270,623 and $67,656, respectively. These office facilities have been sub-leased for an amount equal to the above payments.

c) Prior to the Arrangement, Glenex’s former President and Chief Executive Officer was involved in a motor vehicle incident while operating a vehicle owned by Glenex. A personal injury claim has been made seeking $1.5 million in damages, against Glenex and its former President and Chief Executive Officer, jointly and severally. At the time of the accident, Glenex had a $1 million third party liability insurance policy in effect. Both liability and quantum of damages are disputed by Glenex.

(8)

Quest Investment Corporation

(formerly Bradstone Equity Partners, Inc.)

Notes to Consolidated Financial Statements

December 31, 2002

(figures in tables are expressed in thousands of Canadian dollars)

9	Income taxes
a) Future income taxes
Future income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s future tax assets and liabilities are as follows:

	2002	2001
	$	$

Future income tax assets
Non-capital loss carry-forwards	976	4,727
Capital loss carry-forwards	3,053	3,376
Unrealized losses on investments	3,170	1,654
Intangible and sundry assets	215	45

	7,414	9,802

Management believes that the realization of future income tax assets is uncertain at this time and cannot be viewed as being more likely than not. Accordingly, no future income tax assets have been recognized for accounting purposes.

b) Tax rate reconciliation

A reconciliation between the Company’s statutory and effective tax rates us as follows:

	2002	2001	2000
	$	$	$

Tax rate	36.92%	44.62%	45.62%
Loss for the year	(2,509)	(7,178)	(890)
Provision for income taxes based on
statutory Canadian Combined
federal and provincial income
tax rates	(994)	(3,203)	(406)
Accounting charges having no tax
basis	(79)	9	70
Losses for which an income tax
benefit has not been recognized	1,073	3,194	336

	(2,509)	(7,178)	(890)

			(9)

Quest Investment Corporation

(formerly Bradstone Equity Partners, Inc.)

Notes to Consolidated Financial Statements

December 31, 2002

(figures in tables are expressed in thousands of Canadian dollars)

c) Tax carry-forwards

     The Company has non-capital losses of approximately $2,595,000 for income tax purposes which may be carried forward and used to reduce taxable income in future years. The right to claim the non-capital losses expires as follows:

$

2003	37,000
2004	1,083,000
2005	378,000
2006	117,000
2007	523,000
2008	457,000

2,595,000

10	United States accounting principles
The consolidated financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) in Canada which differ, in certain respects, from accounting practices generally accepted in the United States of Ame rica. Material measurement differences to these consolidated financial statements are as follows:

a) Reduction of stated capital

At the Company’s Extraordinary General Meeting, shareholders approved a reduction of stated capital. This practice is allowed under Canadian GAAP. Under United States GAAP, companies are not allowed to record a reduction of stated capital in these circumstances. This GAAP difference has no net impact on total shareholders’ equity reported.

b) Unrealized holding gains (losses)

Under U.S. GAAP, securities are classified as trading securities or available -for-sale securities depending upon the company’s intentions. Unrealized holding gains and losses for trading securities are included in earnings (the adjustment to income in 2002 would be an increase of $1,534,000 (2001 - $2,449,000, 2000 -$3,722,000 decrease)). Unrealized holding gains and losses for available-for-sale securities are excluded from earnings and reported as a net amount in a separate component of shareholders’ equity until realized. The adjustment in 2002 is an addition of $6,751,000 (2001 - $nil, 2000 - $nil).

(10)

Quest Investment Corporation

(formerly Bradstone Equity Partners, Inc.)

Notes to Consolidated Financial Statements

December 31, 2002

(figures in tables are expressed in thousands of Canadian dollars)

c) Stock-based compensation

     For U.S. GAAP purposes, the Company accounts for stock-based compensation arrangements using the intrinsic value method prescribed in Accounting Principles (APB) Opinion No. 25, “Accounting for Stock Issued to Employees”. Accordingly, since options are granted at exercise prices that are at or above the quoted market value of the Company’s common shares at the date of grant, there is no compensation cost to be recognized by the Company. As such, for the period ended December 31, 2002, there are no differences in accounting for stock options.

d) Reconciliation of to U.S. GAAP

The application of the above described U.S. GAAP would have the follow ing effect on loss, loss per share, marketable securities and total shareholders’ equity for U.S. GAAP:

		2002	2001	2000
		$	$	$

i)	Loss
	As reported in accordance with
	Canadian GAAP	(2,509)	(7,178)	(890)
	Adjustment for unrealized
	gain (loss) on trading
	securities	1,534	2,449	(3,722)

	Net loss under U.S. GAAP	(975)	(4,729)	(4,612)

	Other comprehensive income
	Adjustment for unrealized
	holding gains	6,751	-	-

	Comprehensive loss	5,776	(4,729)	(4,612)

ii)	Profit (loss) per share under
	U.S. GAAP	0.05	(0.58)	(0.56)

iii)	Marketable securities
	Under Canadian GAAP	7,064	6,823	15,990
	Adjusted for fair market value
	(note 10(b))	7,012	(1,273)	(3,722)

	Under U.S. GAAP	14,076	5,550	12,268

(11)

Quest Investment Corporation

(formerly Bradstone Equity Partners, Inc.)

Notes to Consolidated Financial Statements

December 31, 2002

(figures in tables are expressed in thousands of Canadian dollars)

		2002	2001	2000
		$	$	$

iv)	Total shareholders’ equity
	Capital stock
	Under Canadian GAAP	27,373	18,544	18,561
	Adjusted for reduction in stated
	capital (note 10(a))	11,078	-	-

	Under U.S. GAAP	38,451	18,544	18,561

	Contributed surplus
	Under Canadian GAAP	84	617	600
	Adjusted for reduction in stated
	capital (note 10(a))	617	-	-

	Under U.S. GAAP	701	617	600

	Deficit
	Under Canadian GAAP	(2,045)	(11,231)	(4,053)
	Adjusted for fair market value
	and reduction in stated
	capital
	(notes 10(a) and 10(b))	(10,161)	2,449	(3,722)

	Under US GAAP	(12,206)	(8,782)	(7,775)

	Valuation account	6,751	-	-

	Total shareholders equity
	under U.S. GAAP	33,697	10,379	11,386

e) Impact of Recently Issued Accounting Standards

Impairment of Long-Lived Assets

The Accounting Standards Board of the Canadian Institute of Chartered Accountants (CICA) has issued CICA 3063, “Impairment of Long-Lived Assets.” This statement establishes standards for the recognition, measurement and disclosure of the impairment of non-monetary long-lived assets, including property, plant and equipment, intangible assets with finite useful lives, deferred pre-operating costs and long-term prepaid assets. The Company does not expect that the implementation of this new standard will have a material impact on its consolidated financial position or results of operations.

(12)

Quest Investment Corporation

(formerly Bradstone Equity Partners, Inc.)

Notes to Consolidated Financial Statements

December 31, 2002

(figures in tables are expressed in thousands of Canadian dollars)

Accounting for Costs Associated with Exit or Disposal Activities

     The FASB has issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” Under this standard, exit costs and restructuring liabilities generally will be recognized only when incurred. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. The Company does not expect that the implementation of this new standard will have a material impact on consolidated financial position or results of operations.

FIN 45 - Guarantor’s Accounting and Disclosure Requirements for Guarantees

The FASB has issued Financial Interpretation No. 45, “Guarantor’s Accounting and Disclosure

Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements No. 5, 57 and 107,” (FIN 45). FIN 45 requires that, effective for years beginning after September 15, 2002, a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligations it has undertaken in issuing the guarantee. The impact of adopting FIN 45, on January 1, 2003, is not anticipated to be material.

AcG 14 - Disclosure of Guarantees

The CICA has issued Accounting Guideline 14, “Disclosure of Guarantees”, (AcG 14) which is effective for periods beginning on or after January 1, 2003. AcG 14 requires disclosure of key information about certain types of guarantee contracts that require payments contingent on specified types of future events. The Company expects to adopt this Guideline in the first quarter of 2003.

FAS 148 - Accounting for Stock Based Compensation

The FASB has issued Financial Accounting Series No. 148, “Accounting for stock based compensation - Transition and Disclosure - an amendment to FAS 123”. FAS 148 provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company does not expect that the implementation of this new standard will have a material impact on its consolidated financial statements.

11	Subsequent events
On March 4, 2003, Viceroy Resource Corporation (Viceroy), Arapaho Capital Corp. (Arapaho), Avatar Petroleum Inc. (Avatar) and the Company entered into a letter agreement (Letter Agreement) providing for a reorganization of Viceroy, Arapaho, Avatar and the Company by way of statutory plan of arrangement (the Viceroy Arrangement) under the Company Act (British Columbia).

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Quest Investment Corporation

(formerly Bradstone Equity Partners, Inc.)

Notes to Consolidated Financial Statements

December 31, 2002

(figures in tables are expressed in thousands of Canadian dollars)

Viceroy will acquire all of the shares of each of Avatar, Quest Management Corp. (Quest Management) (which is a wholly owned subsidiary of Arapaho), and the Company, in that order by way of three separate share exchanges, in exchange for shares (post-consolidation) of Viceroy. Avatar and the Company will be wound-up into Viceroy, and Viceroy will change its name to “Quest Capital Corp.”

Viceroy will alter its share capital to provide for subordinate voting (one vote per share) common shares (Class A Shares) and variable multiple voting (between one and five votes per share) common shares (Class B Shares). The Class B Shares will initially carry one vote per share. Viceroy will also consolidate its shares on a one new for three old basis.

Closing of the Viceroy Arrangement is conditional upon, among other things, the Companies entering into a definitive form of arrangement agreement, receiving final valuations and fairness opinions, receipt of all regulatory and shareholder approvals.

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